CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

March 28, 2007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will take place at 9:30 a.m. on Saturday, May 5, 2007, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting includes:

1.

Electing three directors for terms of three years,

2.

Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2007,

3.

Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 7, 2007, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, you can ensure that your shares will be voted by completing and submitting the enclosed proxy. You can vote over the Internet, by telephone or by mail, using the enclosed proxy. Please see your proxy for specific instructions.

Your Internet or telephone vote must be received by 11:59 p.m. Eastern Daylight-saving Time on May 4, 2007, to be counted in the final tabulation. Your interest and participation in the affairs of the company are appreciated.

/S/ Kenneth W. Stecher

Kenneth W. Stecher

Secretary

Mailing of this proxy statement, Annual Report, Form 10-K and the accompanying proxy to Cincinnati Financial Corporation shareholders began on March 28, 2007

6200 S. Gilmore Road, Fairfield, Ohio 45014-5141

About This Proxy Statement

The mission of the board is to encourage, facilitate and foster the long-term success of Cincinnati Financial Corporation. The board directs management in the performance of the company’s obligations to our independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and with the board’s responsibility to shareholders to achieve the highest sustainable shareholder value over the long term.

2007 Proxy Statement

The following pages are divided into seven sections:

Annual Report and Form 10-K

The board is committed to full, fair, accurate, timely and clear disclosure in our periodic reports and other public statements. Our company’s 2006 Annual Report to Shareholders, which contains the 2006 Annual Report on Form 10-K, has been included in the distribution with this proxy statement. We urge you to read them carefully to learn more about our performance in 2006 and management’s outlook for 2007 and beyond. These documents also are available on the Investors page of www.cinfin.com. Shareholders can choose to be notified via e-mail when new information is posted to the site or can choose to receive our information via electronic delivery.

About the Annual Meeting

Who is soliciting my vote? – The board of directors of Cincinnati Financial Corporation is soliciting your vote for the 2007 Annual Meeting of Shareholders.

Who is entitled to vote? – Shareholders of record at the close of business on March 7, 2007, may vote.

How many votes do I have? – You have one vote for each share of common stock you owned on March 7, 2007.

How many votes can be cast by all shareholders? – 172,386,661 outstanding shares of common stock can be voted as of the close of business on March 7, 2007.

How many shares must be represented to hold the meeting? – A majority of the outstanding shares, or 86,193,331, must be represented to hold the meeting.

How many votes are needed to elect directors and to approve the proposals? – Directors are elected by a plurality of the votes cast. The proposals will be approved if the votes cast in favor exceed the votes cast against the matter.

How do I vote? – You may vote either in person at the annual meeting or by proxy, whether or not you attend the meeting. If you hold your Cincinnati Financial Corporation common stock certificates directly in your name, you may vote by:

•

Internet or telephone – Please follow the instructions on the proxy. The deadline for Internet or telephone voting is 11:59 p.m., Eastern Daylight-saving Time, May 4, 2007.

•

Mail – Please complete, sign and return the accompanying proxy in the enclosed postage-paid envelope.

If your shares of Cincinnati Financial Corporation common stock are registered in the name of a bank, broker or other nominee, you must vote your shares using the method(s) available through that organization.

Can I change my vote or revoke my proxy? – Yes. Just send in a new signed proxy card with a later date, cast a new vote by Internet or telephone or send a written notice of revocation to the secretary of Cincinnati Financial Corporation. If you attend the annual meeting and want to vote in person, you can request a ballot and direct that your previously submitted proxy not be used. Otherwise, your attendance itself does not constitute a revocation of your previously submitted proxy.

What if I vote “abstain?” – A vote to abstain has no effect on the votes required to elect directors or to approve the proposals.

Can my shares be voted if I don’t return my proxy and don’t attend the annual meeting? – If your shares are registered in your name, the answer is no. If you don’t vote shares registered in the name of a bank, broker or other nominee, NASDAQ rules provide that the broker can vote your shares as the broker wishes for the election of directors and ratification of the independent registered public accounting firm but not for certain other matters. A broker non-vote is counted as a vote to abstain.

How are the votes counted? – Votes cast by proxy are tabulated prior to the meeting by the holders of the proxies. Inspectors of election appointed at the meeting count the votes and announce the results. The proxy agent reserves the right not to vote any proxies that are altered in a manner not intended by the instructions contained in the proxy.

Could other matters be decided at the meeting? – We do not know of any matters to be considered at the annual meeting other than the election of directors and ratification of the company’s independent registered public accounting firm, as described in this proxy statement. For any matters that do properly come before the meeting, your shares will be voted at the discretion of the proxy holder.

Who can attend the meeting? – The meeting is open to all interested parties.

Can I listen to the meeting if I cannot attend in person? – If you have access to the Internet, you can listen to a live webcast of the meeting. Instructions will be available on the Investors page of www.cinfin.com approximately two weeks before the meeting. An audio replay will be available on the Web site within two hours after the close of the meeting.

Business to Be Conducted at the Meeting

Election of Directors

The board of directors currently consists of 15 directors divided into three classes, and each year the directors in one class are elected to serve terms of three years. This means that shareholders generally elect one-third of the members of the board of directors annually. The term of office of five directors expires as of the 2007 Annual Meeting of Shareholders, two of whom will not stand for re-election. The board intends to decrease the number of directors to 13 at its meeting immediately following the 2007 Annual Meeting of Shareholders.

The board of directors recommends a vote FOR Gregory T. Bier, CPA (Ret.), Dirk J. Debbink and Douglas S. Skidmore, as directors to hold office until the 2010 Annual Meeting of Shareholders and until their successors are elected.

We do not know of any reason that any of the nominees for director would not accept the nomination, and it is intended that votes will be cast to elect all three nominees as directors. In the event, however, that any nominee should refuse or be unable to accept the nomination, the people acting under the proxies intend to vote for the election of such person or people as the board of directors may recommend.

See Information Regarding the Board of Directors, Page 8, for more information on our board and its members.

Proposal to Ratify Appointment of the Independent Registered Public Accounting Firm

The audit committee has appointed the firm of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2007.

Although action by shareholders in this matter is not required, the audit committee believes that it is appropriate to seek shareholder ratification of this appointment and to seriously consider shareholder opinion on this issue.

Representatives from Deloitte & Touche LLP, which also served as the company’s independent registered public accounting firm for the last calendar year, will be present at the 2007 Annual Meeting of Shareholders and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

To ratify the appointment of Deloitte & Touche LLP, a majority of votes cast at the meeting must be voted for the proposal.

The board of directors recommends a vote FOR the proposal to ratify appointment of the independent registered public accounting firm.

See Audit-Related Matters, Page 14, for more information on our independent registered public accounting firm.

Security Ownership of Principal Shareholders and Management

Under Section 13(d) of the Securities Exchange Act of 1934 (Exchange Act), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the company who are deemed to be beneficial owners of at least 5 percent of our common stock as of February 28, 2007. John J. Schiff, Jr. and Thomas R. Schiff are directors of the company.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class

Common stock	John J. Schiff, Jr., CPCU	12,456,358	(1)(2)(3)(4)(5)	7.22
	Cincinnati Financial Corporation
	6200 South Gilmore
	Fairfield, OH 45014

Common stock	Thomas R. Schiff	9,389,090	(1)(2)(5)	5.44
	Cincinnati Financial Corporation
	6200 South Gilmore
	Fairfield, OH 45014

John J. Schiff, Jr., and Thomas R. Schiff are brothers.

The outstanding common shares beneficially owned by each other director and nondirector executive officers as of February 28, 2007, are shown below:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class
Other Directors
William F. Bahl, CFA	237,627	(5)(6)	0.14
James E. Benoski	478,425	(3)(5)	0.28
Gregory T. Bier	2,334		0
Michael Brown	262,437		0.15
Dirk J. Debbink	8,418		0
Kenneth C. Lichtendahl	16,279		0.01
W. Rodney McMullen	17,258		0.01
Gretchen W. Price	9,249		0.01
John M. Shepherd	7,615		0
Douglas S. Skidmore	19,793	(7)	0.01
John F. Steele, Jr.	2,572		0
Larry R. Webb, CPCU	317,619	(8)	0.18
E. Anthony Woods	14,315		0.01

Nondirector Executive Officers
Craig W. Forrester, CLU	84,242	(3)(4)(5)	0.05
Thomas A. Joseph, CPCU	146,539	(3)(5)	0.08
Eric N. Mathews, CPCU, AIAF	89,134	(3)(5)	0.05
Kenneth S. Miller, CLU, ChFC	183,944	(3)(5)	0.11
Larry R. Plum, CPCU	278,095	(3)(4)(5)	0.16
David Popplewell, FALU, LLIF	166,285	(3)(5)	0.10
Jacob F. Scherer, Jr.	244,626	(3)(5)	0.14
Joan O. Shevchik, CPCU, CLU	61,540	(3)	0.04
Kenneth W. Stecher	206,775	(3)(5)	0.12
Timothy L. Timmel	271,628	(3)(4)(5)	0.16

All directors and nondirector executive officers as a group (25 individuals)	17,673,681		10.24

Except as otherwise indicated in the notes below, each person has sole voting and investment power with respect to the common shares noted.

(1)

Includes 49,563 shares owned of record by a trust, 3,724,474 shares owned of record by the John J. and Mary R. Schiff Foundation and 3,303,044 shares owned of record by the John J. Schiff Charitable Lead Trust, the trustees of all of which are Mr. J. Schiff, Jr., Mr. T. Schiff and Ms. Suzanne S. Reid, who share voting and investment power equally.

(2)

Includes 107,186 shares owned of record by the John J. & Thomas R. Schiff & Co., Inc. pension plan, the trustees of which are Mr. J. Schiff, Jr., and Mr. T. Schiff, who share voting and investment power; and 114,249 shares owned by John J. & Thomas R. Schiff & Co., Inc. of which Mr. J. Schiff, Jr., and Mr. T. Schiff are principal owners.

(3)

Includes shares available within 60 days from exercise of stock options in the amount of 546,843 shares for Mr. J. Schiff, Jr.; 333,401 shares for Mr. Benoski; 49,808 shares for Mr. Forrester; 113,819 shares for Mr. Joseph; 56,988 shares for Mr. Mathews; 80,341 shares for Mr. Miller; 145,599 shares for Mr. Plum; 131,580 shares for Mr. Popplewell; 162,329 shares for Mr. Scherer; 38,945 shares for Ms. Shevchik; 119,414 shares for Mr. Stecher and 162,329 shares for Mr. Timmel.

(4)

Includes shares held in the company’s nonqualified savings plan for highly compensated associates in the amount of 11,398 shares for Mr. J. Schiff, Jr.; 851 shares for Mr. Forrester; 2,001 shares for Mr. Plum; and 6,528 shares for Mr. Timmel. Individuals participating in this plan do not have the right to vote or direct the disposition of shares.

(5)

Includes shares pledged as collateral as of December 31, 2006 in the amount of 1,146,551 shares for Mr. J. Schiff; 1,009,270 shares for Mr. T. Schiff; 150,789 shares for Mr. Bahl; 16,890 shares for Mr. Benoski; 15,354 shares for Mr. Forrester; 24,397 shares for Mr. Joseph; 31,144 shares for Mr. Mathews; 115,984 shares for Mr. Plum; 27,296 shares for Mr. Popplewell; 80,423 shares for Mr. Scherer; 17,657 shares for Mr. Stecher and 100,033 shares for Mr. Timmel.

(6)

Includes 1,132 shares owned of record and held by Bahl & Gaynor Profit Sharing Trust, of which Mr. Bahl is trustee; and 8,821 shares held in the Bahl Family Foundation, of which Mr. Bahl is president; and 29,264 shares held in trusts for the benefit of his children, for which Mr. Bahl is not the trustee and has no investment or voting rights for the trusts.

(7)

Includes 7,035 shares owned of record by Skidmore Sales Profit Sharing Plan, of which Mr. Skidmore is an administrator and shares investment authority.

(8)

Includes 186,257 shares owned of record by a limited partnership of which Mr. Webb is a general partner and 43,478 shares owned of record by a trust for the benefit of his wife and child.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and 10 percent shareholders are required to report their beneficial ownership of our stock according to Section 16 of Exchange Act. Those individuals are required by the Securities and Exchange Commission (SEC) regulations to furnish the company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the calendar year 2006, all Section 16(a) filing requirements were satisfied on a timely basis except for the following:

Ten shares of the company’s common stock were granted under the Holiday Stock Bonus Plan to each of the executive officers, except Mr. Popplewell who received nine, on November 22, 2006. Form 4s were filed on November 29, 2006, by Messrs. Mathews, Miller, Popplewell and Ms. Shevchik and on January 5, 2007, by Messrs. Benoski, Forrester, Joseph, Daniel T. McCurdy, Plum, Scherer, Schiff, Stecher, and Timmel reporting these bonus shares. Mr. McCurdy is a former executive officer who retired in February 2007. The filings were made within two business days of receipt of the shares instead of two business days of the grant date of the stock bonus. All Form 4s regarding these Holiday Stock Bonus Plan shares were amended on January 29, 2007, to reflect the actual grant date.

On February 14, 2007, Mr. Bahl filed a Form 5 reporting the open market purchase of 140 shares of the company’s common stock on February 24, 2006 by Bahl & Gaynor Profit Sharing.

On February 6, 2006, Mr. McCurdy filed a Form 4 reporting the exercise of 11,831 employee stock options on January 12, 2006.

Information Regarding Nondirector Executive Officers

Executive officers are elected to one-year terms at the annual meetings of the boards of directors of the company and its subsidiaries. Unless otherwise indicated, each executive officer has served continuously since first elected to that position. For each nondirector executive officer, listed below are principal positions held currently and over the past five years in the company, our lead property casualty insurance subsidiary, and other subsidiaries when the officer serves as president. Cincinnati Financial owns 100 percent of its three subsidiaries: The Cincinnati Insurance Company, CFC Investment Company and CinFin Capital Management Company. The Cincinnati Insurance Company leads the property casualty group and owns 100 percent of its three subsidiaries: The Cincinnati Casualty Company, The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company. Some executive officers also serve on various subsidiary boards.

Nondirector Executive Officer (As of February 28, 2007)	Primary Title(s) and Business Responsibilities since February 2002 in Cincinnati Financial Corporation and Subsidiaries	Executive Officer since
Craig W. Forrester, CLU (48)	Senior vice president of The Cincinnati Insurance Company. Responsible for information technology systems.	2003
Thomas A. Joseph, CPCU (51)	Senior vice president of The Cincinnati Insurance Company. Responsible for commercial lines underwriting operations except machinery and equipment.	2003
Eric N. Mathews, CPCU, AIAF (51)	Vice president, assistant secretary and assistant treasurer of Cincinnati Financial Corporation. Senior vice president of The Cincinnati Insurance Company. Responsible for property casualty accounting.	2001
Daniel T. McCurdy (73)	Retired 2007. Senior vice president of The Cincinnati Insurance Company until 2007. Responsible for bond and executive risk underwriting operations.	2004
Kenneth S. Miller, CLU, ChFC (51)	Chief investment officer (since 2004) and senior vice president of Cincinnati Financial Corporation and The Cincinnati Insurance Company. Assistant secretary and assistant treasurer of Cincinnati Financial Corporation. President and chief operating officer of CFC Investment Company. President of CinFin Capital Management Company. Vice president until 2004 of Cincinnati Financial Corporation. Executive vice president until 2003 of CinFin Capital Management Company. Responsible for investment operations. (Not an executive officer from February 2005 to August 2005)	2000
Larry R. Plum, CPCU, Are (60)	President of The Cincinnati Casualty Company. Senior vice president of The Cincinnati Insurance Company. Responsible for personal lines underwriting operations, meetings and travel.	1988
David H. Popplewell, FALU, LLIF (63)	President and chief operating officer of The Cincinnati Life Insurance Company. Responsible for life insurance operations.	1997
Jacob F. Scherer, Jr. (54)	Senior vice president of The Cincinnati Insurance Company. Responsible for sales and marketing, including relationships with independent agencies.	1995

Nondirector Executive Officer (As of February 28, 2007)	Primary Title(s) and Business Responsibilities since February 2002 in Cincinnati Financial Corporation and Subsidiaries	Executive Officer since
Joan O. Shevchik, CPCU, CLU (56)	Senior vice president of The Cincinnati Insurance Company. Responsible for corporate communications.	2003
Kenneth W. Stecher (60)	Chief financial officer, executive vice president (since 2006), secretary and treasurer of Cincinnati Financial Corporation. Chairman (since 2006), chief financial officer, executive vice president (since 2006) and secretary of The Cincinnati Insurance Company. Senior vice president of Cincinnati Financial Corporation and The Cincinnati Insurance Company until 2006. Mr. Stecher is the principal accounting officer.	1999
Timothy L. Timmel (58)	Senior vice president of The Cincinnati Insurance Company. Responsible for operations areas including corporate communications, education and training, field claims, government relations, legal and personnel.	1997

Information Regarding the Board of Directors

The board of directors currently consists of 15 directors divided into three classes, and each year the directors in one class are elected to serve terms of three years. This means that shareholders generally elect one-third of the members of the board of directors annually. The term of office of five of the directors expires as of the 2007 Annual Meeting of Shareholders. The board intends to decrease the number of directors to 13 at its meeting immediately following the 2007 Annual Meeting of Shareholders.

For each nominee for election to the office of director and each current director whose term does not expire at this time, listed below are principal business positions held currently and over the past five years. Some directors also serve on various subsidiary boards.

Nominees for Directors for Terms Expiring 2010 (As of February 28, 2007)
Gregory T. Bier, CPA (Ret.) (60)	Director since 2006. Former managing partner (retired since 2002), Cincinnati office of Deloitte & Touche LLP.
Dirk J. Debbink (51)

Director since 2004. President of MSI General Corporation, a design/build construction firm based in Oconomowoc, Wisconsin. Rear Admiral, Reserve Deputy Commander and Chief of Staff, U.S. Pacific Fleet, U.S. Navy Reserve.

Douglas S. Skidmore (44)

Director since 2004. Chief executive officer (since 2003), president and director of Skidmore Sales & Distributing Company, Inc., a family-owned, full-service distributor and broker of quality industrial food ingredients, based in the Cincinnati area. Chief executive officer since 2006 of Essex Grain Products, Inc., a subsidiary of Skidmore Sales & Distributing Company, Inc. Managing partner, Mustang Real Estate Holdings, LLC since 2004.

Continuing Directors for Terms Expiring 2009
William F. Bahl, CFA, CIC (55)

Director since 1995. Chairman of Bahl & Gaynor Investment Counsel, Inc., based in Cincinnati. President until 2002. Trustee of The Preferred Group of Funds until 2006. Director of LCA-Vision Inc. (since 2005).

James E. Benoski (68)

Director since 2000. Vice chairman, president (since 2006) and chief insurance officer (since 2004) of Cincinnati Financial Corporation and The Cincinnati Insurance Company, a subsidiary of the company. Chief operating officer (since 2006) of Cincinnati Financial Corporation. Chief executive officer (since 2006) of The Cincinnati Insurance Company; senior vice president – headquarters claims until 2006.

Gretchen W. Price (52)	Director since 2002. Vice president of finance and accounting (on leave effective March 2007) for global operations of Procter & Gamble, based in Cincinnati.
John J. Schiff, Jr., CPCU (63)

Director since 1968. Chairman and chief executive officer of Cincinnati Financial Corporation and, until 2006, president. Director and, until 2006, chairman, president and chief executive officer of The Cincinnati Insurance Company. Director of John J. & Thomas R. Schiff & Co., Inc., a privately owned independent insurance agency; Fifth Third Bancorp; and The Standard Register Company; all Cincinnati-area companies.

E. Anthony Woods (66)

Director since 1998. Chairman (since 2003) of Deaconess Associations, Inc., a healthcare holding company based in Cincinnati. President and chief executive officer of Deaconess Associations until 2003. Chairman and chief executive officer (since 2002) of SupportSource LLC, a healthcare consulting firm. Chairman of LCA-Vision Inc. (since 2006) and director since 2004.

Continuing Directors for Terms Expiring 2008
Kenneth C. Lichtendahl (58)	Director since 1988. President, chief executive officer and director of Tradewinds Beverage Company, based in Cincinnati. Director of Glenway Financial Corporation until 2002.
W. Rodney McMullen (46)	Director since 2001. Vice chairman (since 2003) of The Kroger Co., based in Cincinnati. Executive vice president of strategy, planning and finance until 2003.
Thomas R. Schiff (59)

Director since 1975. Chairman, chief executive officer and agent of John J. & Thomas R. Schiff & Co., Inc., a privately owned independent insurance agency based in the Cincinnati area. Chief executive officer of Lightborne Properties, Lightborne Communications and Lightborne Publications, media companies based in the Cincinnati area.

John F. Steele, Jr. (53)

Director since 2005. Chairman (since 2004) and chief executive officer of Hilltop Basic Resources, Inc., a family owned aggregates and ready-mix concrete supplier to the construction industry, based in the Cincinnati area. President until 2004. Director of Smook Bros. (Thompson) Inc. since 2006.

Larry R. Webb, CPCU (51)	Director since 1979. President, director, a principal owner and agent of Webb Insurance Agency, Inc., a privately owned independent insurance agency based in Lima, Ohio.

Meetings of the Board of Directors

Board members are encouraged to attend the Annual Meeting of Shareholders, all meetings of the board and the meetings of committees of which they are a member. The annual meeting of directors is held immediately following the annual shareholders’ meeting at the same location. In May 2006, all of the company’s then 14 directors attended the Annual Meeting of Shareholders. The board of directors of the company met four times and the executive committee of the board met five times during 2006. The directors met in executive session four times during 2006. All directors attended at least 87 percent of the board and committee meetings of which they are members.

Corporate Governance

Codes of Conduct and Committee Charters

On February 2, 2007, the board of directors amended the Corporate Governance Guidelines and re-adopted the Code of Ethics for Senior Financial Officers and the Code of Conduct. Charters for the audit, compensation, executive and nominating committees of the board have been updated and re-approved within the last four months. The guidelines, codes and charters are available on our Web site at www.cinfin.com.

Communicating with the Board

Shareholders may direct a communication to board members by sending it to the attention of the secretary of the company, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496. The company and board of directors have not established a formal process for determining whether all shareholder communication received by the secretary will be forwarded to directors. Nonetheless, the board welcomes shareholder communication and has instructed the secretary of the company to use reasonable criteria to determine whether or not correspondence should be forwarded. The board believes that correspondence has been and will continue to be forwarded under most circumstances. However, exceptions may occur, and the board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or investment accounts) where there may be privacy concerns or other issues.

In some circumstances, the board anticipates that management would provide the board or board member with summary information regarding correspondence.

Board Composition and Director Independence

Each year, based on all relevant facts and circumstances, the board determines which directors satisfy the criteria for independence. To be found independent, a director must not have a material relationship with the company, either directly or indirectly as a partner, other than a limited partner, controlling shareholder or executive officer of another organization that has a relationship with the company that could affect the director’s ability to exercise independent judgment. Directors deemed independent are believed to satisfy the definitions of independence required by the rules and regulations of the SEC and the listing standards of NASDAQ. The board has determined that these directors and nominees meet the applicable criteria for independence as of February 2, 2007: William F. Bahl, Gregory T. Bier, Dirk J. Debbink, Kenneth C. Lichtendahl, W. Rodney McMullen, Gretchen W. Price, John M. Shepherd, Douglas S. Skidmore, John F. Steele, Jr. and E. Anthony Woods. When making its determination as to Mr. Bier, the board considered the fact that a subsidiary of the company employs two of his adult children and a daughter-in-law in non-officer positions, and determined that these relationships were not material and would not affect his ability to exercise his independent judgment in his role as a director. Following the re-election of the directors included in this proxy, a majority (nine) of the 13 directors would meet the applicable criteria for independence under the listing standards of NASDAQ.

Standing Committees of the Board of Directors

The board of directors has five standing committees. Current committee assignments are noted below. The board of directors will review committee assignments at its meeting on May 5, 2007. Charters for the audit, compensation, executive and nominating committees are available on our Web site at www.cinfin.com.

Audit Committee – The purpose of the audit committee is to oversee the process of accounting and financial reporting, audits and financial statements of the company. The committee met four times during the last year. The report of the audit committee begins on Page 14.

Seven independent directors serve on the audit committee: William F. Bahl, Gregory T. Bier, Dirk J. Debbink, Kenneth C. Lichtendahl (chair), Gretchen W. Price, Douglas S. Skidmore and John F. Steele, Jr. Each of these individuals meets the NASDAQ standards for audit committee member independence and also is independent for purposes of Section 10A(m)(3) of the Exchange Act. Further, Mr. Bahl, Mr. Bier and Ms. Price qualify as financial experts according to the SEC definition and meet the standards established by NASDAQ for financial expertise.

Compensation Committee – The compensation committee discharges the responsibility of the board of directors relating to compensation of the company’s directors and officers, including its principal executive officers and its internal audit officer. The committee also administers the company’s stock- and performance-based compensation plans. The committee met five times during the last year. The report of the compensation committee begins on Page 16.

Four independent directors serve on the compensation committee: Kenneth C. Lichtendahl, W. Rodney McMullen (chair), Gretchen W. Price and E. Anthony Woods. Lawrence H. Rogers II, a former director, serves as an adviser to the committee.

Executive Committee – The purpose of the executive committee is to exercise the powers of the board of directors in the management of the business and affairs of the company between meetings of the board of directors. The committee met five times during the last year.

Six directors serve on the executive committee: William F. Bahl, James E. Benoski, Michael Brown, John J. Schiff, Jr. (chair), John M. Shepherd and Larry R. Webb. Independence requirements do not apply to the executive committee.

Investment Committee – The investment committee provides oversight of the policies and procedures of the investment department of the company and its subsidiaries and reviews the invested assets of the company. The objective of the committee is to oversee the management of the portfolio to ensure the long-term security of the company. The committee met 10 times during the last year.

Seven directors serve on the investment committee: William F. Bahl, Gregory T. Bier, James E. Benoski, W. Rodney McMullen, John J. Schiff, Jr. (chair), Thomas R. Schiff and E. Anthony Woods. Richard M. Burridge, CFA, a former director, serves as an adviser to the committee. Independence requirements do not apply to the investment committee.

Nominating Committee – The nominating committee identifies, recruits and recommends qualified candidates for election as directors and officers of the company and as directors of its subsidiaries. The committee also nominates directors for committee membership. Further, the committee oversees compliance with the corporate governance policies for the company. The committee met three times during the last year.

Three independent directors serve on the nominating committee: William F. Bahl (chair), Kenneth C. Lichtendahl and John M. Shepherd.

Consideration of Director Nominees

The nominating committee considers many factors when determining the eligibility of candidates for nomination as director. The committee’s goal is to nominate candidates who contribute to the board’s overall effectiveness in meeting its mission. The committee is charged with identifying nominees with certain characteristics:

•

Demonstrated character and integrity

•

An ability to work with others

•

Sufficient time to devote to the affairs of the company

•

Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy

The nominating committee also considers the needs of the board in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the board deems appropriate. The committee further considers factors included in the Corporate Governance Guidelines that might preclude nomination or re-nomination.

In particular, the nominating committee seeks to support our unique, agent-centered business model. The committee believes that the board should include a variety of individuals, serving alongside independent insurance agents who bring a special knowledge of policyholders and agents in the communities where we do business.

Potential board nominees generally are identified by referral. The nominating committee follows a five-part process to evaluate nominees for director. The committee first performs initial screening that includes reviewing background information on the candidates, evaluating their qualifications against the established criteria and, as the committee believes is appropriate, discussing the potential candidates with the individual or individuals making the referrals. Second, for candidates who qualify for additional consideration, the committee interviews the potential nominees as to their background, interests and potential commitment to the company and its operating philosophy. Third, the committee may seek references from sources identified by the candidates as well as sources known to the committee members. Fourth, the committee may ask other members of the board for their input.

Finally, the committee develops a list of nominees who exhibit the characteristics desired of directors and satisfy the needs of the board. In 2006, the nominating committee recommended the appointment of Gregory T. Bier as a director. Mr. Bier was recommended to the committee by the chief executive officer.

The nominating committee considers qualified candidates referred by shareholders for nomination as director. Information about such a candidate should be provided in writing to the secretary of the company, giving the candidate’s name, biographical data and qualifications, emphasizing the characteristics set forth in our Corporate Governance Guidelines available on our Web site at www.cinfin.com. Preferably, any such referral would contain sufficient information to enable the committee to preliminarily screen the referred candidate for the needs of the board, if any, in accounting and finance, business judgment, management, industry knowledge, leadership, and also the board’s independence requirements. Such information should be provided by August 1 to receive appropriate consideration for the annual meeting held in the following year. The nominating committee does not differentiate among candidates based on the source of the nomination. Since the 2006 annual shareholders’ meeting, no fees were paid to any third party to identify, evaluate, or assist in identifying and evaluating potential nominees.

Certain Relationships and Transactions

The audit committee follows a written policy for review and approval of transactions involving the company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning 5 percent or greater of our outstanding stock.) The policy covers any related transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules, generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

Policy. Related person transactions must be approved by the audit committee. As it examines individual transactions for approval, the committee considers:

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Whether the transaction creates a conflict of interest or would violate the company’s Code of Conduct

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Whether the transaction would impair the independence of a director

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Whether the transaction would be fair

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Any other factor the committee deems appropriate

Procedure. Consideration of transactions with related parties is a regular item on the committee’s agenda. Most of the transactions fall into the categories of standard agency contracts with directors who are principals of independent insurance agencies that sell our insurance products or with directors and executive officers who purchase the company’s insurance products on the same terms as such products are offered to the public. Because the committee does not believe these classes of transactions create conflicts of interest or otherwise violate our Code of Conduct, the committee deems such transactions pre-approved. Other transactions, including transactions involving the employment of immediate family members of directors and executive officers, require the committee’s separate approval.

The following transactions in 2006 with related persons were approved by the committee pursuant to its policy:

Michael Brown is a director of Cincinnati Financial Corporation and a director and president of Cincinnati Bengals, Inc. which purchased property and casualty insurance from our insurance subsidiary for premiums totaling $486,841. Cincinnati Financial Corporation and our subsidiaries made payments to Cincinnati Bengals, Inc. for tickets and suite rental in the amount of $199,523.

John J. Schiff, Jr. is chairman of the board and chief executive officer of Cincinnati Financial Corporation, and a director of The Cincinnati Insurance Company, The Cincinnati Indemnity Company, The Cincinnati Casualty Company, The Cincinnati Life Insurance Company and CFC Investment Company. John J. Schiff, Jr. and Thomas R. Schiff, also a director of Cincinnati Financial Corporation, are principal owners and directors of John J. & Thomas R. Schiff & Co., Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. The company’s insurance subsidiaries paid John J. & Thomas R. Schiff & Co., Inc. commissions of $6,741,656. The company purchased various insurance policies through John J. & Thomas R. Schiff & Co., Inc. for premiums totaling $1,266,162. John J. & Thomas R. Schiff & Co., Inc. purchased group health coverage from our insurance subsidiary for a premium of $125,810 and paid rent to the company in the amount of $122,445 for office space located in the headquarters building.

John M. Shepherd is a director of Cincinnati Financial Corporation and chairman, chief executive officer and a principal owner of The Shepherd Chemical Company. The Shepherd Chemical Company and its subsidiary and affiliated entities purchased property and casualty insurance from our insurance subsidiaries for premiums totaling $466,375.

Douglas S. Skidmore is a director of Cincinnati Financial Corporation and principal owner, director, chief executive officer and president of Skidmore Sales & Distributing Company, Inc. which purchased property, casualty and life insurance from our insurance subsidiaries for premiums totaling $321,634.

Larry R. Webb is a director of Cincinnati Financial Corporation and president, director and a principal owner of Webb Insurance Agency, Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. The company’s insurance subsidiaries paid Webb Insurance Agency, Inc. commissions of $692,765. On October 4, 2006, Webb Insurance Agency, Inc. paid the outstanding balance of $51,800 on a loan secured prior to 2003 through CFC Investment Company under a premium incentive loan program with an original principal amount of $250,000 at 9.25 percent.

Two executive officers have immediate family members who are employed by one of our subsidiaries in non-executive officer positions and earned compensation above $120,000 in 2006. The compensation of each such family member was established by the company in accordance with our employment and compensation practices applicable to associates with equivalent qualifications and responsibilities and holding similar positions. Neither of the executive officers has a material interest in the employment relationships nor do either of them share a home with these associates. A son of Mr. Plum is a senior regional director in the Sales & Marketing department with 13 years of underwriting and marketing experience with the company and currently manages the field marketing territory in Northeast Illinois. A brother of Mr. Timmel is a secretary of the company’s property casualty insurance subsidiary and manager of workers’ compensation claims in the Headquarters Claims department with 29 years of experience in both the Field Claims and Headquarters Claims departments. Compensation earned by these associates in 2006 was $120,941 and $148,372 respectively, including the value of stock-based awards, cost of living adjustments and compensation related to relocation expenses in connection with a company-initiated transfer.

Audit-Related Matters

Report of the Audit Committee

The audit committee is responsible for monitoring the integrity of the company’s consolidated financial statements, the company’s system of internal controls, the qualifications and independence of the company’s independent registered accounting firm, the performance of the company’s internal audit department and independent registered accounting firm and the company’s compliance with certain legal and regulatory requirements. The committee has sole authority and responsibility to select, determine the compensation of, and evaluate the company’s independent registered accounting firm. The committee has seven independent directors and operates under a written charter. The board has determined that each committee member is independent under the standards of director independence established by the NASDAQ listing requirements and is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America and for attesting to management’s report on the company’s internal control over financial reporting. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting. The committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered accounting firm.

The committee held four meetings during the fiscal year ending December 31, 2006. These meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditors and the company’s independent registered public accounting firm, Deloitte & Touche LLP. The committee discussed with the company’s internal auditors and Deloitte & Touche LLP the overall scope and plans for their respective audits. It met with the internal auditors and Deloitte & Touche LLP, with and without management present, to discuss the results of their examination and their evaluations of the company’s internal controls.

The committee reviewed and discussed the company’s progress on complying with Section 404 of the Sarbanes Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2 regarding the audit of internal controls over financial reporting. The committee also performed a self evaluation of its charter, policies and procedures as a part of the company’s Section 404 internal control auditing activities.

The committee reviewed and approved the audited consolidated financial statements for the fiscal year ended December 31, 2006, and the unaudited interim financial statements for the first three quarters of 2006, with management, the internal auditors and Deloitte & Touche LLP. The committee also discussed with management, the internal auditors and Deloitte & Touche LLP the process used to support certifications by the company’s chief executive officer and chief financial officer that are required by the SEC and the Sarbanes Oxley Act of 2002 to accompany the company’s periodic filings with the SEC and the processes used to support management’s annual report on the company’s internal controls over financial reporting.

The committee also discussed with Deloitte & Touche LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Deloitte & Touche LLP also provided written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and represented that it was independent from the company. The committee discussed with Deloitte & Touche LLP its independence from the company. When considering Deloitte & Touche LLP’s independence, the committee considered if services it provided to the company beyond those rendered in connection with its audit of the company’s consolidated financial statements, reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q and the attestation of management’s report on internal control over financial reporting were compatible with maintaining its independence. The committee also reviewed, among other things, the audit and audit-related tax services performed by, and the amount of fees paid for such services, to Deloitte & Touche LLP. The committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on the above-mentioned review and these meetings, discussions and reports, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to the board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2006, be included in the company’s Annual Report on Form 10-K. The committee also selected Deloitte & Touche LLP as the company’s independent registered accounting firm for the fiscal year ending December 31, 2007, and is presenting the selection to the shareholders for ratification.

Submitted by the audit committee:

William F. Bahl, Gregory T. Bier, Dirk J. Debbink, Kenneth C. Lichtendahl (chair), Gretchen W. Price, Douglas S. Skidmore and John F. Steele, Jr.

Fees Billed by the Independent Registered Public Accounting Firm

The audit committee engaged Deloitte & Touche LLP to perform an annual audit of the company’s financial statements for the year ended December 31, 2006.

	Twelve Months Ended December 31,
	2006	2005
Audit Fees	$2,185,000	$2,150,000
Audit-related Fees	287,122	386,250
Tax Fees	379,796	123,609
Deloitte & Touche LLP Total Fees	$2,851,918	$2,659,859

Services Provided by the Independent Registered Public Accounting Firm

All services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations. In 2006 and 2005, all services rendered by the independent registered accounting firm were pre-approved by the audit committee, and no fees were charged pursuant to the de minimus safe harbor exception to the pre-approval requirement described in the audit committee charter.

Under the pre-approval policy, the audit committee pre-approves specific services related to the primary service categories of audit services, audit related services, tax services, and other services. A “one time” pre-approval dollar limit for specified services related to a specific primary category is established for the audit period. Examples of pre-approved non-audit services specified under the policy include: financial and tax due diligence, benefit plan audits, American Institute of Certified Public Accountants (AICPA) agreed upon procedures, CFA Institute audits, security and privacy control-related assessments, technology control assessments, technology quality assurance, financial reporting control assessments, enterprise security architecture assessment, accounting consultations and audits in connection with acquisitions, tax controversy assistance (IRS examinations), sales tax and lease compliance, employee benefit tax, tax compliance and support, tax research, corporate finance modeling assistance, allowable actuarial reviews and assistance, business risk management support and merger integration.

Engagements for services falling below the dollar threshold approved for specified services may be entered into with the consent of the chief financial officer. The committee must individually approve engagements for permissible services not included in the pre-approval list or that exceed the dollar threshold established for such services. All engagements are periodically reported to the audit committee. Pursuant to the rules of the SEC, the fees billed by the independent registered public accounting firm for services are disclosed in the table above.

Audit Fees – These are fees for professional services performed by the independent registered public accounting firm for the audit of the company’s annual financial statements; audit of management’s assessment of internal control over financial reporting; review of financial statements included in our Form 10-K and Form 10-Q filings; and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related Fees – These are fees for assurance and related services performed by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements. These services include: employee benefit and compensation plan audits; CFA Institute certifications; and information systems expense reviews.

Tax Fees – These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance, tax advice and tax planning. These services include: review of our tax returns; tax research; IRS audit assistance and tax work stemming from IRS audit related items. These services do not include any tax shelter work.

Compensation of Named Executive Officers and Directors

Report of the Compensation Committee

The compensation committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our 2007 proxy statement.

Submitted by the compensation committee:

Kenneth C. Lichtendahl, W. Rodney McMullen (chair), Gretchen W. Price and E. Anthony Woods

Compensation Committee Interlocks and Insider Participation

In 2006, the compensation committee members were Kenneth C. Lichtendahl, W. Rodney McMullen (chair), Gretchen W. Price and E. Anthony Woods. No executive officer of our company served on the board of directors or compensation committee of any entity that compensates any member of the compensation committee.

At year-end 2006, Michael Brown was a director of Cincinnati Financial Corporation and a director and president of Cincinnati Bengals, Inc. and John J. Schiff, Jr. was the chairman and chief executive officer of Cincinnati Financial Corporation and a director of Cincinnati Bengals, Inc. Cincinnati Bengals, Inc. has no compensation committee. During the year ended December 31, 2006, Cincinnati Financial Corporation and our subsidiaries paid Cincinnati Bengals, Inc. for tickets and suite rental in the amount of $199,523. Cincinnati Bengals, Inc. purchased property and casualty insurance from our insurance subsidiaries with annualized premiums of $486,841.

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding individual and company performance targets and goals. These targets and goals are disclosed in the limited context of Cincinnati Financial Corporation’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. We encourage investors to read our Annual Report on Form 10-K for more comprehensive discussion of our expectations for company performance, as well as factors we have identified as risks to our ability to achieve our targets.

Introduction

The compensation committee of the board of directors (committee) is responsible for determining compensation for the executive officers named in the Summary Compensation Table, Page 27 (named executive officers). The committee endeavors to ensure that overall compensation paid to the named executive officers is appropriate and in line with our overall compensation objective to attract, motivate, reward and retain the executive talent required to achieve our corporate objectives and increase shareholder value. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided or available to other executive officers, non-executive officers and full-time exempt associates.

Compensation Philosophy

Single profit center. Our compensation philosophy parallels our business philosophy. We view Cincinnati Financial Corporation as a single profit center in which all operating areas share responsibility for successes and challenges of the enterprise as a whole. Compensation decisions for named executive officers reflect the overall performance of the company as well as individual efforts to establish and maintain relationships with our independent agent customers and position our enterprise and our agents for profitable growth. These efforts produce cash flow from our insurance operations that we invest to obtain both current income and long-term capital appreciation. We believe consistent application of this strategy over the long term, rather than short-term actions, has driven and will continue to drive our operations and generate shareholder value.

Long-term focus. Our compensation practices match our business practices and are designed to achieve steady progress over the long term. We provide what we believe to be adequate and stable current compensation (salary and annual bonus) that generally increases incrementally over time and long-term compensation (equity grants) that generally links the value of that compensation to the performance of the company as a whole and to increases in shareholder value. Our long-term focus also permits us to make compensation decisions for our named executive officers based on our best judgment of the appropriateness of an individual’s actions and the progress achieved in the context of the current environment. This approach allows compensation to reflect progress toward long-term objectives, even when events or conditions in the company, industry or economy affect our reported financial results or when longer periods are required to show the effect of actions taken. We believe these compensation practices encourage named executive officers to maintain a long-term focus on appropriate selection, pricing and management of risk, generating cash flow for investments through all insurance market cycles.

We believe long-term trends, seen over multiple reporting periods, generally are better indicators of performance and responsiveness to conditions. The committee places the greatest emphasis on book value growth to assess long-term trends. Book value growth captures both insurance and investment performance in a single measure that also reflects the benefits of our share repurchase program. We also measure average annual total return to shareholders, which captures both changes in the market price of our common stock and the steadily increasing dividends we have paid to shareholders. In keeping with our overall compensation philosophy, however, the committee does not employ a mechanical formula to directly tie compensation decisions to either book value growth or average annual total return to shareholders in any given year.

Broad-based stock-compensation grants. We believe people tend to value and protect most that which they have paid for, generally by investing their time, effort and personal funds. Over the long run, we believe shareholders are better served when associates at all levels have a significant component of their financial net worth invested in the company. For that reason, we grant awards of stock-based compensation not only to our directors and named executive officers, but generally to all full-time exempt associates of the company. We believe this approach encourages associates at all levels to make decisions in the best interest of the company as a whole, linking their personal financial success with the organization’s success. Although we do not have access to information about broker accounts, we estimate that approximately 92 percent of our current associates hold shares of Cincinnati Financial Corporation. Recently adopted stock ownership guidelines applicable to all directors and officers will help the committee monitor ownership for all directors and officers. A copy of our Director and Officer Stock Ownership Guidelines may be found at www.cinfin.com. We award stock-based compensation not only to reward service to the company, but also to provide incentive for individuals to remain in the employ of the company and help it prosper.

Benchmarking, compensation consultants and peer groups. We believe our business philosophies and strategies differentiate our company in many positive ways, while diminishing comparability to industry peer groups. Except for establishing targets for performance-based compensation under certain incentive plans, we do not tie compensation at any level to specific benchmarks or formulas.

While we do not compare compensation of named executive officers with similar titles across a peer group, the committee informally reviews peer group performance and compensation data to gain a sense of whether we are providing generally competitive compensation for our named executive officers individually and as a group. The committee traditionally has monitored corporate performance and compensation levels for the named executive officers of five other property casualty companies that are part of the Standard & Poor’s 1500 Composite Index (The Chubb Corporation, Ohio Casualty Corporation, Safeco Corporation, Selective Insurance Group, and The St. Paul Travelers Companies, Inc.). Of the 27 property casualty companies included in that Index, the five we monitor were selected because they market their products through the same types of independent insurance agencies that represent our company and they provide both commercial lines and personal lines of insurance as we do. For 2005, the most recent year for which compensation data is available, cash compensation and total compensation paid to our named executive officers compared with our peer group was 49 percent and 26 percent, respectively, of our peer group average. This comparison reinforces our belief that compensation paid to our named executive officers, as a group, is not excessive.

The same peer group is defined in and serves as the basis for one of three performance objectives in the Cincinnati Financial Corporation 2006 Incentive Compensation Plan. See Annual Incentive Bonus, Page 21, for more information about this plan.

The committee does not employ compensation consultants. Historically, our chief executive officer has provided the committee with peer group performance and compensation data collected by the chief financial officer from publicly available proxy statements and 10-K filings. In 2006, similar data was obtained from Equilar, an independent subscription service that automates the collection of such information. The committee has been advised by its former chairperson, Lawrence Rogers, retired chief executive officer of Taft Broadcasting Company and former director of Cincinnati Financial Corporation, who regularly has attended committee meetings and contributed to the committee’s discussions based on his prior business and committee experience. Mr. Rogers has informed the committee that he will retire from this advisory role following the 2007 Annual Meeting of Shareholders. Mr. Rogers received compensation in the amount of $8,476 for his services to the committee in 2006.

Tax consequences. We believe maximizing the tax deductibility of compensation is in the best interests of shareholders. The Cincinnati Financial Corporation 2006 Incentive Compensation and 2006 Stock Compensation Plans give the committee the ability to provide named executive officers with incentive bonuses and stock-based compensation based upon the achievement of pre-established performance goals, maximizing our income tax deduction for compensation paid to those individuals. While the committee intends to maximize tax deductibility of compensation paid to named executive officers, it reserves the right, in appropriate circumstances, to award non-performance-based compensation above $1 million that is not tax deductible. Historically, the committee has not been concerned when non-performance-based compensation has modestly exceeded the $1 million limit imposed by Section 162(m) of the Internal Revenue Code.

Employment agreements, change in control provisions and post-retirement benefits. We do not have employment agreements with any of our named executive officers. Our long-standing corporate philosophy has been that employment contracts do not provide the company with any significant advantage. We believe our corporate culture, current compensation practices and levels of stock ownership by our executive officers have resulted in a stable executive officer staff, including the named executive officers, who average 31 years with the company.

We use a change in control provision only in our 2006 Stock Compensation Plan, which applies to all associates receiving awards under the plan, not just to executive officers. The change in control provision of that plan contains a “double trigger,” which requires both a change in control event, as defined in the plan, and termination of the associate’s employment due to the change in control within a specified time period.  The double trigger ensures that we will become obligated to accelerate vesting of prior awards only if the executive is actually or constructively discharged as a result of the change in control event. The committee granted awards under the 2006 Stock Compensation Plan beginning in 2007.

We occasionally provide post-retirement benefits to long-tenured, executive officer-level associates who continue to provide services to the company after retirement from their executive positions. These post-retirement benefits are intended to compensate the associate for ongoing services associated with maintaining continuity of relationships and providing guidance to their successors and other associates. We have no formal agreements with any of the current named executive officers for specific post-retirement benefits upon their future retirement. However, when a named executive officer retires, we may choose to provide him or her with modest cash compensation, office space, access to administrative support, and continuation of certain health and welfare benefits generally available to all associates in exchange for services rendered. In 2006, two associates who had retired from executive positions received one or more of the described benefits at a total cost to the company of less than $200,000.

Compensation Practices Summary

Role of executive officers. The chief executive officer makes recommendations to the committee for base salary and annual bonus compensation for the other named executive officers. The chief executive officer provides the committee with performance assessments of the named executive officers to support those recommendations. He also provides the committee with data sheets that summarize compensation history and the latest available peer group data. The chief executive officer’s recommendations for salary and annual bonus are based on his assessment, with input from the chief operating officer, of each individual’s performance and current compensation compared with changes in responsibilities during the year, if any, and his assessment of what the company can afford to pay based on the performance of the company in the current year.

Similarly, the chief executive officer recommends awards of stock-based compensation for the named executive officers. Until 2007, all such compensation had been in the form of stock options. At all levels of the organization, the number of stock options recommended is generally determined by title or level of responsibility. The number of stock options awarded at all levels of the organization, including the named executive officers, has remained virtually unchanged for the last five years. On occasion, the chief executive officer has recommended deviations above an established grant level for individuals, following extraordinary events such as temporary assumption of another executive officer’s duties or outstanding performance on special projects.

The chief executive officer also may recommend material changes to compensation or to the mix of components of compensation at these times, or at any time during the year, in connection with promotions of named executive officers.

Role of committee. The committee makes the final determination of base salary, annual bonus and stock-based compensation for the chief executive officer and, taking into account the recommendations of the chief executive officer, for each the company’s other named executive officers.

The committee meets in the fourth quarter of each calendar year to set salaries for the upcoming year and award cash bonuses for the current year. It meets in the first quarter of the calendar year to grant stock-based and incentive compensation awards and consider the payment of any incentive compensation earned upon satisfaction of performance goals established in the prior year’s incentive compensation award grant.

In addition to the recommendations of the chief executive officer, the committee also considers its own experience with and information received from and about the named executive officers, including:

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Interactions of the board and its committees with the named executive officers. The chief executive officer, chief operating officer and chief financial officer regularly attend board meetings and provide commentary on activities of the company as well as their areas of responsibility. Other named executive officers in operating positions make presentations to the board and otherwise have contact with board members from time to time.

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The chief executive officer’s and the chief operating officer’s ongoing reports to the board and its committees about individual named executive officer activities and performance.

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Business results and business unit results, including reports:

o

filed with the SEC,

o

provided regularly to the board by management, including non-public financial, insurance and investment performance summaries, and

o

provided to the board on an as-needed or as-requested basis.

The committee also informally considers specific financial and operational metrics for business segments, business units and other subsets of the organization. Management monitors and provides these reports to the directors, including committee members, on an ongoing basis. This information is shared with the board and the committee through a variety of channels. For example:

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Comparisons of growth, profitability and selected other trends to averages for the entire property casualty industry or major subsets, such as the average for the commercial or personal lines insurance segments presented in our public filings. For statutory data, we most frequently rely on data prepared by A.M. Best Co., a leading insurance industry statistical, analytical and financial strength rating organization. For data based on accounting principles generally accepted in the United States of America (GAAP), in 2006, we began to use information provided by SNL Financial LLC, a sector-specific information and research firm in the financial information marketplace.

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Reports from and board discussions with our strategic planning officer regarding progress toward achievement of our corporate strategic goals.

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Reports and board discussions with executive officers responsible for broad areas of our insurance, investment and operational activities, including our named executive officers, about management’s assessment of business unit and overall industry trends based on a variety of data monitored by the business units.

With this information about our performance and peer group performance and compensation, individual and corporate performance evaluations from the chief executive and chief operating officer, and recommendations from and discussions with the chief executive officer, the committee discusses compensation generally for the named executive officers in its normal deliberations and in executive session.

Following discussions with the chief executive officer, the committee acts to approve or adjust the current cash compensation recommendations for the other named executive officers. In executive session, the committee also establishes the current cash compensation for the chief executive officer. The committee chair is responsible for communicating to the chief executive officer the committee's evaluation of the performance of the chief executive officer and the level of compensation approved for the chief executive officer.

Similarly, the committee acts on the chief executive officer’s recommendations for stock-based awards to the other named executive officers. Stock-based awards to the chief executive officer are determined in executive session. See Stock-Based Award Grant Practices, Page 23, for details about how stock-based grants are made.

Throughout the year, the committee may act on the chief executive officer’s recommendations concerning material changes to compensation or changes to the mix of certain components of compensation for named executive officers in conjunction with promotions. The chief executive officer’s compensation also is discussed in an executive session of the full board of directors.

Components of Compensation

The primary components of compensation are discussed below.

Base Salary and Annual Bonus

Current cash compensation for named executive officers consists of base salary and variable pay in the form of an annual cash bonus. Base salary reflects the requirements and responsibilities of each officer’s particular role, the performance of his current responsibilities and market conditions. Advancement in abilities, experience and responsibilities are recognized with increases in base salary. The change in the annual cash bonus reflects base salary, length of service, individual performance and company performance. While awards of cash bonuses are discretionary, we normally do not consider compensation in this form “at risk.” Practically, we evaluate each named executive officer’s base salary and annual cash bonus as a unit. Generally, changes in each amount are determined during the fourth quarter of each year. As discussed above, while we monitor specific financial and operational metrics for business segments, business units and other subsets of the organization as well as individuals, we do not apply a mechanical formula that ties adjustments in base salary or annual cash bonuses at any level to specific benchmarks or formulas.

Annual salary adjustments are effective the first pay period ending in December. Annual bonuses are payable the Wednesday before Thanksgiving each year.

Non-incentive compensation, which is composed of base salary and annual bonus, as a percentage of total compensation reflected in the Summary Compensation Table for Messrs. Schiff, Benoski, Stecher, Scherer, Timmel and Joseph was 54.2 percent, 38.5 percent, 36.6 percent, 53.3 percent, 30.1 percent and 46.2 percent respectively. These percentages are not indicative of any formula or target for current cash compensation compared to total compensation. For 2006, these percentages are also influenced by attribution of compensation resulting from accelerated expensing of stock options under the Statement of Financial Accounting Standards (SFAS) 123(R) issued in prior years to Messrs. Benoski, Stecher and Timmel. See the narrative disclosure following the 2006 Grant of Plan-Based Awards table, Page 28, for more information about the effect of this calculation on our compensation disclosure.

Annual Incentive Bonus

Under the Cincinnati Financial Corporation 2006 Incentive Compensation Plan (Incentive Compensation Plan), the five most highly compensated named executive officers also are eligible to receive an award of up to $1 million in cash annually based on achievement of specific performance-based criteria. The compensation committee intends to use the Incentive Compensation Plan to maximize the tax deductibility of cash compensation in excess of $1 million it wishes to award, if any, and not as an additional element of compensation that may be earned by the five most highly compensated named executive officers. No grants were made under the Incentive Compensation Plan in 2006, the year in which shareholders approved the plan. The committee intends to use the plan starting in 2007.

Under this new plan, an incentive cash bonus may be awarded when the company achieves any two of the following performance goals:

•

A specified percentage increase in gross direct written premiums for the calendar year over those for the prior year (Gross direct written premium is insurance business written directly by our independent insurance agencies. It does not include premiums from assumed or ceded business, such as reinsurance or state pools. The committee selected this measure of premium growth because it demonstrates the success of our agency-centered business activities);

•

A specified percentage increase in operating income for the calendar year over that of the prior year. (In calculating the company’s operating income, the effects of capital gains and losses and accounting changes shall not be considered nor will losses attributable to catastrophes that are assigned catastrophe numbers by the American Insurance Services Offices (now known as the Property Claim Services (PCS) unit of ISO).) (Because losses attributable to catastrophes are excluded from operating income as defined by the Incentive Compensation Plan, this measure differs from the “net income before realized investment gains and losses” or “operating income” measures that are provided in our annual report to shareholders and quarterly earnings release and reconciled to GAAP under Regulation G);

•

Exceeding the median annual percentage increase in earnings per share for the company’s peer group for the calendar year, including the effects of catastrophic losses, but excluding the effects of capital gains and losses and accounting changes. (Earnings per share as defined by the Incentive Compensation Plan is equivalent to the “net income before realized investment gains and losses before one-time items” or “operating income before one-time” measures that are provided in our annual report to shareholders and quarterly earnings release and reconciled to GAAP under Regulation G).

These performance goals consider our key growth metric, property casualty insurance premiums, as well as overall performance excluding items that can distort results in the short-term, such as catastrophe losses and capital gains and losses. The compensation committee used these measures for a number of years under a previous incentive compensation plan that expired in 2002. Under the prior plan, only the chief executive officer was eligible for an incentive bonus.

The committee intends to make grants under this plan within the first 90 days of the calendar year in which the award may be earned. With these grants, the committee will establish award amounts and targets for the plan’s two variable performance objectives The committee intends to consider several factors when setting performance targets for this Plan, including:

•

Prior year’s performance for these specific metrics

•

Management’s projections for the next year’s performance

•

Property casualty market competition and pricing

After the year ends, the chief financial officer will certify to the committee whether any of the performance targets were satisfied. If at least two of the three performance targets are satisfied, the committee considers whether it will exercise its discretion to reduce the amount of or eliminate the award for any named executive officer in light of factors the committee deems appropriate, including each officer’s individual performance. Incentive bonuses under the plan are paid as soon as practical after payment of the award is authorized by the committee.

Long-Term Stock-Based Compensation

Our longstanding policy is to strongly encourage stock ownership by all associates, not only the named executive officers. The named executive officers are eligible to receive stock-based awards under shareholder-approved stock-based compensation plans. In granting options and other stock-based compensation to the named executive officers, the committee intends not only to reward them for past service to the company, but also to develop executives who are shareholders with a stake in the future prosperity of the company and an incentive to remain employed by the company.

Until 2007, stock-based awards were in the form of stock options that vested in equal amounts over the three years following the date of grant, supporting the company’s long-term focus. Under all of our stock-based compensation plans, awards immediately vest and are exercisable or payable upon death, retirement due to permanent and total disability or normal retirement upon attainment of age 65 or after 35 years of service. Stock options granted to all associates in any year generally total less than one percent of total shares outstanding. In 2006, stock options awarded to the six named executive officers represented approximately 11.7 percent of all stock options awarded that year and 0.1 percent of total shares outstanding. In 2006, Messrs. Schiff and Benoski received options to purchase 50,000 shares and the other named executive officers received options to purchase 15,000 shares. See 2006 Grant of Plan-Based Awards table, Page 28, for details about these awards.

In 2006, shareholders approved the Cincinnati Financial Corporation 2006 Stock Compensation Plan (2006 Stock Plan). This plan provides the committee with flexibility in the types of available stock-based awards beyond stock options, such as restricted stock, restricted stock units, stock appreciation rights and other stock-based awards. The 2006 Stock Plan also gives the committee flexibility to make grants of any type of stock-based award subject to performance-based criteria to directly link compensation to performance and also to support the committee’s efforts to maximize the company’s federal income tax deduction for executive compensation.

The committee believes restricted stock unit awards provide associates the opportunity to acquire shares that may be used to collateralize loans to exercise stock options, supporting its policy to encourage stock ownership at all levels of the company. This assists officers, including the named executive officers, to accumulate the levels of holdings specified in our stock ownership guidelines.

As the committee considered adding award types, other than stock options, to the mix of long-term stock-based compensation, it asked management for recommendations on award levels and mix that addressed the following objectives:

•

Keep the overall cost to the company of stock-based compensation in line with previous years,

•

Continue to emphasize stock options that require associates to make a personal investment upon exercise, and

•

Award a sufficient number of shares under new award types to support the associate’s ability to collateralize loans to exercise stock options.

Based on recommendations made by the chief executive officer and the chief financial officer, the committee approved a mix of stock options and restricted stock units for stock-based awards in 2007. The number of stock options awarded was reduced compared with the previous year to accommodate new awards of restricted stock units while keeping the overall cost of stock-based compensation in line with previous years.

At its meeting on January 31, 2007, the committee granted stock-based awards under the 2006 Stock Compensation Plan and awarded both stock options and restricted stock units to the named executive officers as follows: 25,000 nonqualified stock options and 6,100 performance-based restricted stock units to Messrs. Schiff and Benoski and 7,500 nonqualified stock options and 1,850 performance-based restricted stock units to Messrs. Stecher, Joseph, Scherer and Timmel.

Under the terms of the award, the named executive officers’ restricted stock units will vest on March 1, 2010, if the sum of “operating income” for the three calendar years ending December 31, 2007, through December 31, 2009, equals or exceeds 315 percent of “operating income” for calendar-year 2006.

For purposes of these performance-based restricted stock unit awards, the definition of “operating income” is the same as the definition of “operating income” in the Cincinnati Financial Corporation 2006 Incentive Compensation Plan discussed above. Specifically, “operating income” means net income excluding the effects of capital gains and losses, accounting changes and losses attributable to catastrophes with assigned catastrophe numbers. Elimination of these variables, which are either outside of the named executive officers’ control, or in the case of capital gains and losses could be managed to achieve the target, serves to focus on the performance of the core business of the company.

The three-year performance period reinforces the company’s long-term focus and matches the period after which stock option awards are fully vested and exercisable. If the restricted stock units vest, the award will be paid in shares of common stock, one share for each restricted stock unit. For performance-based restricted stock units, the committee expects to set targets that it considers are achievable, but that will require a slight stretch, based on market conditions and the current insurance industry environment at the time the targets are set.

Additionally, named executive officers are eligible to receive stock bonuses under the company’s broad-based Holiday Stock Bonus Plan, which awards one share of common stock to each full-time associate for each year of service up to a maximum of 10 shares. This plan, in effect since 1976, encourages stock ownership at all levels of the company.

Stock-Based Award Grant Practices

In awarding stock options and other forms of stock–based compensation, the committee follows certain general precepts:

•

Timing – The committee grants stock-based compensation awards to named executive officers at approximately the same date every year, at its first regularly scheduled meeting of the calendar year. This meeting is scheduled to occur within the two weeks preceding the first meeting of the board that occurs in the last week of January or first week of February each year.

Although this schedule leads to stock-based grants during the period immediately before the announcement of year-end results, the committee believes the consistency of this practice eliminates concerns over the timing. The committee has not historically altered this schedule in light of anticipated results.

•

Option Exercise Price – All stock-based compensation is granted at fair market value on the date of grant. For stock-based awards in 2007 under the 2006 Stock Compensation Plan and Stock Option Plan VII, fair market value was defined as the average of the high and low sale price on NASDAQ on the grant date. For stock options granted before 2007 under Stock Option Plans VII and earlier plans, the fair market value was defined as the closing price on NASDAQ on the business day prior to the grant date. The grant date is the date of the committee meeting at which the grant is made. Fair market value for awards under the 2003 Director Stock Plan and the Holiday Stock Bonus Plan is the average of the high and low sale price on NASDAQ on the grant date. The committee does not delegate timing or pricing of stock-based awards to management.

•

Procedure – The chief executive officer recommends tiers of stock-based awards for each level of responsibility throughout the organization, based on job titles. Managers participate in the stock-based award process by confirming which full-time associates at each level they believe should be eligible for a stock-based award. The number of shares may be adjusted for individuals or groups after committee deliberations and ultimately is determined and granted by the committee. The committee does not delegate authority to management to grant stock options or other stock-based awards.

Retirement Benefits

The named executive officers participate in two retirement plans.

Tax-qualified defined benefit plan. The Cincinnati Financial Corporation Retirement Plan (Retirement Plan) is a tax-qualified defined benefit plan available to all full time associates. To become a member of the Retirement Plan, associates must be at least 21 years of age and have worked at least 1,000 hours in a 12-month period. Members of the Retirement Plan earn one year of service for each calendar year in which they work at least 1,000 hours. Members also earn service for times that they are paid, or entitled to be paid, but do not actually work. These times include vacation, holidays, illness and military duty and some periods of disability. The maximum amount of service that may be earned under the Retirement Plan is 40 years. Vesting is 100 percent after five years of service and there are no deductions for Social Security or other offset amounts.

The Retirement Plan defines earnings for any given plan year as the base rate of salary in effect on the last day of the plan year, subject to the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code. Bonuses, stock-based awards and other forms of compensation do not contribute to earnings under the Retirement Plan.

Normal retirement age as defined in the Retirement Plan is age 65. The normal retirement pension is computed as a single life annuity. The annual benefit payment is the greater of the following two calculated amounts:

The first calculated amount is the sum of:

1.

0.45 percent per year of the member’s highest five-year average earnings for the first 15 years of service, plus

2.

1.35 percent per year of the member’s highest five-year average earnings up to $35,000 for the first 15 years of service, plus the sum of:

a.

0.6 percent per year of the member’s highest five-year average earnings for years 16 through 40 plus

b.

1.8 percent of the member’s highest five-year average earnings up to $35,000 for years 16 through 40.

The second calculated amount is the sum of:

1.

0.9 percent per year of the member’s highest five-year average earnings for the first 15 years of service plus

2.

1.2 percent per year of the member’s highest five-year average earnings for years 16 through 40.

The normal form of benefit payment under the terms of the Retirement Plan is a single life annuity for unmarried members and a joint and 50 percent survivor annuity for married members. The plan permits members to elect to receive payment of benefits in the following forms:

•

Single life only

•

Single life only with 60-month or 120-month guarantee

•

Joint and 50 percent contingent annuitant

•

Joint and 66.67 percent contingent annuitant

•

Joint and 100 percent contingent annuitant

•

Lump sum

Alternative forms of benefit payment are offered to provide plan members some flexibility in retirement income and estate planning by giving them the option of electing monthly benefits with or without a survivor’s benefit. Generally, the single life annuity alternative provides the largest monthly benefit, but does not provide a survivor’s benefit. All other payment forms are the actuarial equivalent of the single life annuity alternative. Alternatives other than the single life annuity provide slightly lower monthly benefits to the plan member, depending on such factors as presence of survivor’s benefit, the member’s age and any contingent annuitant’s age. The lump sum payment permits plan members to roll the present value of their benefit into an Individual Retirement Account and defer income taxes until the member withdraws funds from that account.

Supplemental Retirement Plan. The second retirement plan in which the named executive officers participate is The Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a non-tax-qualified plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited and there is no limit on number of years of service.

The SERP is integrated with Social Security. The integration level is equal to the average of the integration levels for the period of the member’s employment, using wages paid, with a maximum of $6,000 for years beginning before 1976 and wages subject to Social Security tax for all years after 1976.

The pension benefit under the SERP is payable only in the form of a single lump sum. The normal retirement pension benefit for current members of the SERP is the sum of 0.75 percent of the member’s highest five-year average annual earnings below the integration level plus 1.25 percent of the member’s highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service, minus the pension benefit payable from the Retirement Plan.

All of the named executive officers were members of the SERP on or before January 1, 2006. For members added to the SERP on or after December 1, 2006, the normal retirement benefit under the SERP will be equal to the excess of the member’s monthly benefit under the Retirement Plan as of the member’s retirement date, ignoring the limit on earnings under Section 401(a)(17) of the Internal Revenue Code and ignoring any limit on benefits under Section 415 of the Internal Revenue Code over the member’s monthly benefit payable under the Retirement Plan as of the member’s retirement date.

Both retirement plans permit early retirement between age 60 and age 65, provided the member has at least five years of service. Benefits for early retirement are calculated by adjusting for life expectancy and reducing the benefit payable at age 65 by 0.5 percent per month for each month prior to age 65 that the member elects to begin receiving pension benefits. For example, if a member elects to retire at age 60, he would receive 70 percent (60 months X 0.5 percent = 30 percent reduction) of the life-expectancy adjusted benefit payable at age 65.

Actuarial work related to the both the Retirement Plan and SERP is performed by Towers Perrin, which provides human resource strategy, design and management; actuarial and management consulting to the financial services industry; and reinsurance intermediary services. Towers Perrin brokers our property casualty and certain working reinsurance treaties and we have used Towers Perrin for various projects, including catastrophe loss modeling.

Members of the SERP are added to the plan by the committee, acting upon the recommendation of the chief executive officer. The committee amended and restated the SERP to meet the deferred compensation requirements of Section 409(A) of the Internal Revenue Code. At the same time, the committee approved the chief executive officer’s recommendation to add members to the SERP, including Messrs. Stecher, Scherer, Joseph and Timmel because the benefits they could receive under the Retirement Plan were limited by the application of Section 401(a) and Section 415 of the Internal Revenue Code.

Defined contribution plans. The company also makes available a 401(k) savings plan to all associates and the Cincinnati Financial Corporation Top Hat Savings Plan, a deferred compensation plan for highly compensated associates. The company makes no cash contributions to the 401(k) or top-hat programs. The purpose of the plans is to assist in attracting and retaining associates by providing them a tax attractive means to save a portion of their earnings to supplement retirement benefits provided by the Retirement Plan and SERP.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits are intended to support our corporate objectives or the performance of an individual’s responsibilities, except for the personal use of a company car as described below. Management is responsible for administering these programs. From time to time, the committee reviews these programs and may recommend changes or additions. The committee reviews the types and level of perquisites provided but does not control directly the actual amounts of named executive officer compensation paid pursuant to these programs.

The following benefits are provided to the named executive officers and generally to all of the company’s officers:

•

Personal umbrella liability insurance coverage – We provide every company officer and director with personal umbrella liability insurance coverage to help them protect against risk to their personal financial assets and to support this product line, demonstrating by example its importance to individuals with high net worth potential.

•

Life insurance – All associates of the company are provided group life insurance coverage at limits ranging from one to three times annual salary subject to maximum limits of $1.5 million after three years of continuous employment. The company provides officers, including named executive officers, additional coverage in the form of individual universal life insurance coverage, at limits of $75,000 for junior officers and $100,000 for senior officers. Until 2007, directors were provided $25,000 of life insurance with an option to increase the amount to $50,000. Beginning in 2007, directors will receive $50,000 in life insurance. The company believes that providing life insurance benefits to its associates, including the named executive officers, assists associates in providing financial stability for their families’ financial health in the event of the associate’s death. The universal life insurance policies are individually underwritten by the company’s life insurance subsidiary according to the same established terms and conditions and rates that it offers to members of the public with similar risk characteristics.

•

Executive tax services – We make executive tax services available to our named executive officers and to all senior officers. We believe use of a common accounting firm, which is not the registered independent accounting firm that audits the company’s financial statements, for tax advice and preparation leads to consistent tax treatment of common questions, reducing overall risk to the company’s compensation programs. It also helps assure that senior officers get professional advice on tax obligations resulting from stock-based awards, option exercises and plan distributions. Not all executives choose to avail themselves of this benefit.

•

Personal use of company car – We provide company cars to the named executive officers, as well as to all field associates, to associates who have transferred to headquarters from the field, and to all other senior officers except the chief executive officer, who declined the company car benefit. Company cars are supplied to this group of individuals because they either work away from headquarters and serve our local agents and policyholders in the areas in which they live, or in the case of senior officers, because they are expected to travel to meet and build relationships with our local independent agents, field associates, customers and other business partners on a regular basis. Our policy permits our associates to use these company cars for personal transportation.

•

Safe driver award – We award every company car driver who has no at-fault automobile insurance claims with a safe driver award that ranges from $100 to $300, depending on how many years the driver is accident-free.

•

Executive health exam – We offer every named executive officer, and all other officers, annual health exams. We believe this preventative and diagnostic examination supports early diagnosis of potentially serious health issues.

•

Spouse travel and meals – We pay expenses related to travel and attendance of spouses of directors, named executive officers, and occasionally other officers, to events designated by the company or to events sponsored as business meetings to which spouses are invited. These events usually include a combination of business and social, relationship-building opportunities with our independent insurance agents or other business partners.

•

Club dues – We choose to pay club dues for selected company officers, including certain named executive officers to host business guests in an appropriate environment conducive to relationship building.

The committee believes that the level of perquisites and personal benefits we offer our officers is de minimus (totaling no more than $14,565 for any named executive officer in 2006). Because the level of perquisites is low and each perquisite has business value, the committee does not consider them when monitoring total compensation levels.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (2)		All Other Compensation ($)		Total Compensation ($)

John J. Schiff, Jr. Chief Executive Officer Cincinnati Financial Corporation	2006	$775,000	$425,750	$ 452	$ 666,042	-	$ 340,695	(3)	$ 6,070	(9)	$ 2,214,009
James E. Benoski Chief Insurance Officer, President and Chief Operating Officer Cincinnati Financial Corporation	2006	500,709	456,337	452	1,373,420	-	147,682	(4)	7,873	(9)	2,486,473
Kenneth W. Stecher Chief Financial Officer and Executive Vice President Cincinnati Financial Corporation	2006	445,842	335,351	452	430,095	-	914,825	(5)	9,649	(9)	2,136,214
Thomas A. Joseph Senior Vice President The Cincinnati Insurance Companies	2006	323,105	261,896	452	208,542	-	459,641	(6)	12,742	(10)	1,266,378
Jacob F. Scherer, Jr. Senior Vice President The Cincinnati Insurance Companies	2006	367,843	362,507	452	208,542	-	415,387	(7)	14,565	(11)	1,369,296
Timothy L. Timmel Senior Vice President The Cincinnati Insurance Companies	2006	349,814	141,740	452	430,095	-	700,812	(8)	12,763	(12)	1,635,676

(1)

Stock awards are valued at full fair market value, determined by the average of the high and low sales price on NASDAQ on November 22, 2006, the date of grant, multiplied by the number of shares. The per share fair market value on November 22, 2006, was $45.24. Assumptions used in the valuation of option awards are disclosed in our 2006 Annual Report on Form 10-K, Part II, Item 8, Note 16, Page 100. There were no forfeitures of option awards during 2006.

(2)

Nonqualified deferred compensation earnings are not above-market or preferential. Amounts shown for Stecher, Joseph, Scherer and Timmel include entire actuarial present value for SERP because they were first added to the SERP effective January 1, 2006. For all other named executive officers, amounts shown include only the annual change in pension and SERP benefits.

(3)

Reflects a $78,809 increase for Retirement Plan and $261,886 increase for SERP.

(4)

Reflects a $48,076 increase for Retirement Plan and $99,606 increase for SERP.

(5)

Reflects a $98,697 increase for Retirement Plan and $816,128 increase for SERP.

(6)

Reflects a $80,763 increase for Retirement Plan and $378,878 increase for SERP.

(7)

Reflects a $67,102 increase for Retirement Plan and $348,285 increase for SERP.

(8)

Reflects a $92,471 increase for Retirement Plan and $608,341 increase for SERP.

(9)

Reflects perquisites in an aggregate amount less than $10,000 of one or more of the types described in Perquisites and Other Personal Benefits, Page 25.

(10)

Includes $5,450 for executive tax services; $3,298 for expenses associated with spouse travel to business events that provide opportunities for company representatives and agents to interact; $2,118 premiums paid for personal umbrella insurance policy; use of company car; executive health examination; and a safe driver award.

(11)

Includes $4,895 for executive tax services; $3,459 for expenses associated with spouse travel to business events that provide opportunities for company representatives and agents to interact; $2,837 annual business club dues; premiums paid for officer life and personal umbrella insurance policies; use of company car; executive health examination; and a safe driver award.

(12)

Includes $4,959 for executive tax services; $3,469 for expenses associated with spouse travel to business events that provide opportunities for company representatives and agents to interact; $1,886 for use of company car; premiums paid for officer life and personal umbrella insurance policies; and an executive health examination.

2006 Grant of Plan-Based Awards (1)

Name	Grant Date	All Other Stock Awards: Number of Share of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards
John J. Schiff, Jr.	2/2/2006*		50,000	$ 45.26	$ 598,075
	11/22/2006**	10			452
James E. Benoski	2/02/2006*		50,000	45.26	598,075
	11/22/2006**	10			452
Kenneth W. Stecher	2/02/2006*		15,000	45.26	179,423
	11/22/2006**	10			452
Thomas A. Joseph	2/02/2006*		15,000	45.26	179,423
	11/22/2006**	10			452
Jacob F. Scherer, Jr.	2/02/2006*		15,000	45.26	179,423
	11/22/2006**	10			452
Timothy L. Timmel	2/02/2006*		15,000	45.26	179,423
	11/22/2006**	10			452

*

Cincinnati Financial Corporation Stock Option Plan no. VII

**

Holiday Stock Bonus Plan. See Long-Term Stock-Based Compensation, Page 22, for information about awards of shares under the Holiday Stock Bonus Plan.

(1)

No material modifications or repricing occurred with respect to any outstanding option or other stock-based award in 2006.

(2)

The 2006 Holiday Bonus Plan award share price of $45.24 is the closing price on the date of grant.

(3)

The option exercise price is 100 percent of the NASDAQ’s closing price for the company’s stock on the day prior to the date of grant. The closing price on NASDAQ on February 2, 2006, the date of grant was $44.34.

We are electing to report compensation information for six named executive officers. The SEC’s recent amendments to the executive compensation disclosure requirements under Item 402 of Regulation S-K caused a change in the five reported named executive officers from prior years. The change was due solely to the rule change that requires us to include compensation attributed to the vesting of stock options granted in prior years to match reported compensation expense under SFAS 123(R) for the fiscal year. Under the terms of our stock option plans, options vest and become exercisable upon retirement at either normal retirement age or after of 35 years of service. Because Messrs. Benoski, Stecher and Timmel either have met the normal retirement age or have 35 years of service, although they have not retired, SFAS 123(R) requires us to treat their otherwise unexercisable options as exercisable, and disclosure rules require us to report the SFAS 123(R) calculation as compensation. Attribution of compensation from prior stock option awards under SFAS 123(R) in 2006 caused the following changes from the five reported named executive officers in 2005: change in ranking of Messrs. Schiff and Benoski, addition of Mr. Timmel and deletion of Mr. Joseph. Future stock options and other stock-based awards will receive the same accounting and compensation disclosure treatment in the year of grant.

The salary amounts shown in the Summary Compensation Table for 2006 reflect annual adjustments to base salaries determined by the committee in November 2005. In May 2006, the committee increased the salaries of Messrs. Benoski and Stecher based on the chief executive officer’s recommendation because of the expanded roles and increased responsibilities that were reflected in their promotions at the parent and subsidiary companies at that time. In November 2006, the committee met to consider adjustments to cash compensation as described in Compensation Practices Summary, Page 19. Base annual salaries were adjusted for named executive officers effective November 26, 2006 as follows: Mr. Schiff to $775,000; Mr. Benoski to $656,861; Mr. Stecher to $552,264; Mr. Scherer to $409,829; Mr. Timmel to $363,493; and Mr. Joseph to $363,341.

The amounts shown in the bonus column of the Summary Compensation Table reflect the variable compensation in the form of cash bonus awarded by the committee to each named executive officer and payable on November 22, 2006, unless deferred by the officer. Mr. Schiff declined an increase in his annual cash bonus for 2006.

Effective January 1, 2006, Messrs. Stecher, Scherer, Joseph and Timmel were added to the SERP, see Retirement Benefits, Page 24. Because they were not previously covered by this plan, amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for these named executive officers represent the total present value of benefits payable under the plan, while the amounts shown for the other named executive officers include only the annual incremental change in the present value of this benefit. Also included in the amounts shown for this column are annual incremental changes in the present values of benefits under the company’s defined benefit plan.

“Total compensation” disclosed in the Summary Compensation Table does not reflect compensation actually received by the named executive officer nor decisions made by the compensation committee for any individual named executive officer for the year 2006. For example, some amounts disclosed for total compensation were inflated by attributions of compensation for prior stock option awards under the new disclosure rules and plan terms as discussed above. Additionally, the amounts shown in the table for total compensation include changes in amounts of retirement benefits to be distributed in the future under the Retirement Plan and SERP.

Outstanding Equity Awards at 2006 Year-End

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2) (3)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2) (3)	Option Exercise Price ($)	Option Expiration Date

John J. Schiff, Jr.	115,763		$41.14	1/5/2008
	11,025		30.72	8/24/2008
	115,763		30.60	1/27/2009
	25,125		26.95	1/25/2010
	55,125		32.81	1/31/2011
	55,125		34.96	1/28/2012
	55,125		32.45	2/1/2013
	36,750	18,375	38.80	1/19/2014
	21,000	42,000	41.62	1/25/2015
		50,000	45.26	2/2/2016
James E. Benoski	4,199		38.87	2/7/2008
	1,575		30.60	1/27/2009
	48,460		26.95	1/25/2010
	55,125		32.81	1/31/2011
	55,125		34.96	1/28/2012
	55,125		32.45	2/1/2013
	55,125		38.80	1/19/2014
	63,000		41.62	1/25/2015
	50,000		45.26	2/2/2016
Kenneth W. Stecher	2,288		20.37	4/5/2007
	6,615		38.87	2/7/2008
	3,308		30.72	8/24/2008
	5,513		30.60	1/27/2009
	16,538		26.95	1/25/2010
	16,538		32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	16,538		38.80	1/19/2014
	21,000		41.62	1/25/2015
	15,000		45.26	2/2/2016
Thomas A. Joseph	3,308		38.87	2/7/2008
	3,308		30.72	8/24/2008
	5,513		30.60	1/27/2009
	16,538		26.95	1/25/2010
	16,538		32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	11,025	5,513	38.80	1/19/2014
	7,000	14,000	41.62	1/25/2015
		15,000	45.26	2/2/2016

Outstanding Equity Awards at 2006 Year-End (continued)

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2) (3)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2) (3)	Option Exercise Price ($)	Option Expiration Date
Jacob F. Scherer, Jr.	8,269		20.37	4/5/2007
	8,269		20.85	4/15/2007
	16,538		38.87	2/7/2008
	11,025			8/24/2008
	16,538		30.60	1/27/2009
	16,538		26.95	1/25/2010
	16,538		32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	11,025	5,513	38.80	1/19/2014
	7,000	14,000	41.62	1/25/2015
		15,000	45.26	2/2/2016
Timothy L. Timmel	8,269		20.37	4/5/2007
	8,269		20.85	4/15/2007
	16,538		38.87	2/7/2008
	11,025		30.72	8/24/2008
	16,538		30.60	1/27/2009
	16,538		26.95	1/25/2010
	16,538		32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	16,538		38.80	1/19/2014
	21,000		41.62	1/25/2015
	15,000		45.26	2/2/2016

(1)

Option shares awarded and exercise price have been adjusted to reflect stock splits and stock dividends where applicable.

(2)

One-third of each option becomes exercisable on the first, second, and third anniversaries of grant so long as employment continues with the company or its subsidiaries. The vesting date of each option is listed in the table below by expiration date:

Grant Date	Vesting Dates			Expiration Date
4/5/1997	4/5/1998	4/5/1999	4/5/2000	4/5/2007
4/15/1997	4/15/1998	4/15/1999	4/15/2000	4/15/2007
1/5/1998	1/5/1999	1/5/2000	1/5/2001	1/5/2008
2/7/1998	2/7/1999	2/7/2000	2/7/2001	2/7/2008
8/24/1998	8/24/1999	8/24/2000	8/24/2001	8/24/2008
1/27/1999	1/27/2000	1/27/2001	1/27/2002	1/27/2009
1/25/2000	1/25/2001	1/25/2002	1/25/2003	1/25/2010
1/31/2001	1/31/2002	1/31/2003	1/31/2004	1/31/2011
1/28/2002	1/28/2003	1/28/2004	1/28/2005	1/28/2012
2/1/2003	2/1/2004	2/1/2005	2/1/2006	2/1/2013
1/19/2004	1/19/2005	1/19/2006	1/19/2007	1/19/2014
1/25/2005	1/25/2006	1/25/2007	1/25/2008	1/25/2015
2/2/2006	2/2/2007	2/2/2008	2/2/2009	2/2/2016

(3)

Vesting is accelerated and stock options are exercisable immediately upon retirement for Messrs. Benoski, Stecher and Timmel due to attainment of normal retirement age or 35 years of continuous service.

2006 Option Exercises and Stock Vested

	Option Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

John J. Schiff, Jr.	30,000	$ 560,400
James E. Benoski	5,916	69,458
Kenneth W. Stecher	3,000	79,530
Thomas A. Joseph	7,023	187,150
Jacob F. Scherer, Jr.	20,012	534,213
Timothy L. Timmel	20,012	520,727

(1)

Prior to 2007 the company made no stock-based awards other than stock options and the Holiday Stock Bonus Plan.

2006 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1) (2)

John J. Schiff, Jr.	Qualified Pension Plan	21	$ 1,244,105
	Supplemental Retirement Plan	21	1,005,609
James E. Benoski	Qualified Pension Plan	35	897,385
	Supplemental Retirement Plan	35	911,747
Kenneth W. Stecher	Qualified Pension Plan	39	1,115,945
	Supplemental Retirement Plan	39	816,128
Thomas A. Joseph	Qualified Pension Plan	30	826,567
	Supplemental Retirement Plan	30	378,879
Jacob F. Scherer, Jr.	Qualified Pension Plan	23	606,149
	Supplemental Retirement Plan	23	348,284
Timothy L. Timmel	Qualified Pension Plan	36	1,015,497
	Supplemental Retirement Plan	36	608,341

(1)

Amounts listed in the “Present Value of Accumulated Benefit” column were calculated as of December 31, 2006, using the Pension Benefit Guaranty Corporation Immediate Interest Rate published on December 15, 2005, which was 2.75 percent, and the 1983 Group Annuity Mortality Table for males, set back one year.

(2)

The amounts shown in the “Present Value of Accumulated Benefit” column for Messrs. Schiff and Benoski reflect action by the Retirement Committee effective January 1, 2000, to transfer the accrued benefit amount of each SERP member to the Retirement Plan as an additional special benefit that will be paid from the tax-qualified Retirement Plan. Any additional benefit amounts accrued from the SERP after January 1, 2000, will be paid from the SERP.

See Retirement Benefits, Page 24, for details about plans providing retirement benefits to the named executive officers.

As of December 31, 2006, Messrs. Schiff and Stecher are eligible to elect early retirement under the Retirement Plan and the SERP. Mr. Benoski is older than the normal retirement age.

Messrs. Joseph, Scherer, Stecher and Timmel became members of the SERP effective January 1, 2006.

2006 Nonqualified Deferred Compensation Plan (1) (2)

Name	Executive Contributions in 2006 ($) (3)	Aggregate Earnings in 2006 ($)	Aggregate Balance at 2006 Year End ($) (4)

John J. Schiff, Jr.	$ -	$ 16,964	$ 527,875
James E. Benoski	-	-	-
Kenneth W. Stecher	4,458	1,774	27,346
Thomas A. Joseph	9,693	3,556	54,167
Jacob F. Scherer, Jr.	42,000	55,361	438,258
Timothy L. Timmel	-	9,715	302,317

(1)

The company does not make contributions to the Top Hat Plan.

(2)

No withdrawals or distributions occurred in 2006.

(3)

The executive’s contributions shown in this column are also reported in the Summary Compensation Table in the salary or bonus columns.

(4)

Amounts reported in this column include compensation also reported for 2006 in the Summary Compensation Table as follows: Stecher $4,458; Joseph $9,693; Scherer $42,000.

Compensation payable to the named executive officers may be deferred pursuant to the Top Hat Plan. Under the Top Hat Plan highly compensated individuals, including the named executive officers, may elect to defer up to 25 percent of salary and up to 100 percent of any annual cash bonus, provided that the total amount of salary and bonus deferred does not exceed the maximum amount permitted by the Internal Revenue Code, which was $46,000 in 2006. Deferral elections are made before the plan year for which compensation is to be deferred and are effective for the entire year and may not be modified or terminated for that year. Compensation deferred by the named executive officer is credited to the individual’s deferred compensation account maintained by the company.

We do not contribute to or match contributions to this plan. Participants are prohibited from borrowing or pledging amounts credited to their accounts. Fifth Third Bank is the third-party administrator of the Top Hat Plan. Under the plan, individuals choose one or more of specified investment alternatives, including an alternative for Cincinnati Financial Corporation common stock. Earnings credited to the named executive officer’s account are calculated based on the performance of the applicable investment choice(s) selected by the named executive officer. We do not guarantee any level of return on contributions to the Top Hat Plan.

Distributions from the Top Hat Plan are made as soon as administratively feasible after retirement, other termination of employment or death, or pursuant to a qualified domestic relations order. Distributions to the named executive officers due to retirement or other termination of employment are not permitted until 180 days after employment terminates. Other than distributions pursuant to qualified domestic relations orders, distributions are made in the form of either a single lump sum payment or monthly installments of not less than 12 months or more than 120 months, depending upon the participant’s prior election. To the extent that a participant chooses to have earnings credited based on the Cincinnati Financial Corporation common stock election, the participant may choose to receive any benefit payments in the form of stock. All other distributions are made in cash.

Potential Payments upon Termination or Change of Control

As of December 31, 2006, the only benefits a named executive officer could receive upon any termination of employment, except for retirement, are the balance of a Top Hat Plan account disclosed in the “Aggregated Balance at 2006 Year End” column of the 2006 Nonqualified Deferred Compensation Plan table above. In the case of retirement, named executive officers who are at least 65 years of age additionally could receive vested retirement benefits and accelerated vesting of outstanding stock-based awards, while for retirement at age 60 without 35 years of service a named executive officer could receive a vested early retirement benefit, but no acceleration of outstanding stock-based awards. Named executive officers who retire before reaching 60 years of age but who have achieved 35 years of continuous service or who retire due to total and permanent disability could receive accelerated vesting of outstanding stock-based awards. The following table reflects the values of retirement benefits and the acceleration of vesting of stock options assuming retirement on December 31, 2006.

Potential Payments upon Termination

Name	Retirement Plan		SERP		Accelerated Vesting of Stock Options

John J. Schiff, Jr.	$1,191,405	(1)	963,013	(1)	1,329,788	(2)
James E. Benoski	897,385		911,747		1,329,788
Kenneth W. Stecher	924,915	(1)	676,422	(1)	388,703
Thomas A. Joseph	-		-		388,703	(2)
J.F. Scherer	-		-		388,703	(2)
Timothy L. Timmel	-		-		388,703

(1)

Reflects early retirement benefit calculation.

(2)

Could receive accelerated vesting only if retirement was due to permanent total disability.

2006 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

William F. Bahl	$ 76,500	$ 60,019	$ 3,101	$ 139,620
Gregory T. Bier	6,000	6,002	138	12,140
Michael Brown	25,500	25,530	1,337	52,367
Dirk J. Debbink	22,500	22,529	2,645	47,674
Kenneth C. Lichtendahl	36,000	36,011	5,601	77,612
W. Rodney McMullen	70,500	60,019	1,616	132,135
Gretchen W. Price	31,500	31,532	1,330	64,362
Thomas R. Schiff	66,000	60,019	1,584	127,603
John M. Shepherd	30,000	30,009	1,759	61,768
Douglas S. Skidmore	24,000	24,007	1,380	49,387
John F. Steele, Jr.	24,000	24,007	5,816	53,823
Larry R. Webb	40,500	40,535	2,269	83,304
E. Anthony Woods	70,500	60,019	5,829	136,348

(1)

Stock awards are valued at full fair market value determined by the average of the high and low sales price on NASDAQ on January 31, 2007, the date of grant times the number of shares awarded. The per share fair market value on January 31, 2007, was $44.79. The number of shares awarded to each director is reflected below.

Name	Shares Granted (#)	Name	Shares Granted (#)

William F. Bahl	1,340	Thomas R. Schiff	1,340
Gregory T. Bier	134	John M. Shepherd	670
Michael Brown	570	Douglas S. Skidmore	536
Dirk J. Debbink	503	John F. Steele, Jr.	536
Kenneth C. Lichtendahl	804	Larry R. Webb	905
W. Rodney McMullen	1,340	E. Anthony Woods	1,340
Gretchen W. Price	704

There were no forfeitures in this plan in 2006.

(2)

Reflects perquisites in an aggregate amount less than $10,000 of one or more of the types described in Perquisites and Other Personal Benefits, Page 25.

We have two directors who are also executive officers of Cincinnati Financial Corporation, Messrs. Schiff and Benoski. They do not receive any compensation for their service as a director. Their compensation as named executive officers is shown in the Summary Compensation Table and supporting tables, Page 27.

Non-employee directors are paid cash fees of:

•

$4,500 for attendance at each parent-company board meeting

•

$6,000 for attendance at each investment committee meeting (which also includes meetings for parent-company and all insurance subsidiary investment committees) and

•

$1,500 for attendance at each other committee meeting and each other subsidiary board and committee meeting.

Fees for all meetings in any one day are not to exceed $6,000. There is no retainer. Directors also are reimbursed for travel expenses incurred in attending meetings. Amounts shown in the 2006 Director Compensation table reflect service of the non-employee directors for all of 2006, except for Mr. Bier who was elected to the board on November 17, 2006.

Non-employee directors also receive compensation in the form of common stock under the Cincinnati Financial Corporation 2003 Non-Employee Directors’ Stock Plan (2003 Stock Plan). The purpose of this shareholder-approved plan is to attract and retain the services of experienced and knowledgeable non-employee directors and to strengthen the alignment of interests between the non-employee directors and shareholders. Shares received under the plan assist directors in achieving ownership levels consistent with the recently adopted Director and Officer Stock Ownership Guidelines. Under the plan, directors receive unrestricted shares of the company’s common stock with a fair market value on the date of grant equal to the cash director’s fees received by such directors during the last calendar year, up to a maximum of $60,000 of cash fees. Awards to individual directors may slightly exceed $60,000 in value as the plan provides for rounding up to whole shares.

The committee grants awards for each director’s prior year’s board service under the 2003 Stock Plan at its first scheduled meeting each calendar year. See Stock-Based Award Grant Practices, Page 23. Amounts shown in the “Stock Awards” column reflect grants awarded under the 2003 Stock Plan at the committee’s meeting on January 31, 2007, based on cash fees earned for board service in 2006.

The company also provides non-employee directors with life insurance, personal umbrella liability insurance and spouse travel and meals to certain business events. See Perquisites and Other Personal Benefits, Page 25, for details about these benefits. Amounts contained in the “All Other Compensation” column reflect the aggregate cost of these individual benefits.

The company does not provide non-employee directors with retirement benefits, benefits under health and welfare plans or compensation in any form not described above nor does it have any agreement with any director to make charitable donations in the director’s name.

Conclusion

Shareholder Proposals for Next Year

Any qualified shareholder who wishes to present a proposal for action at the 2008 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio 45250-5496, on or before December 1, 2007, to be included in our proxy statement and proxy for the 2008 annual meeting. Any such proposal must conform to the rules and regulations of the SEC and otherwise be in accordance with other federal laws as well as the laws of the State of Ohio. If the date of the 2008 annual meeting is not within 30 days of May 5, 2008, the deadline will be a reasonable time before we begin to print and mail the proxy material for the 2008 Annual Meeting of Shareholders. In addition, the proxy solicited by the board for the 2008 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any shareholder proposal presented at that meeting if we receive notice of such proposal later than February 13, 2008, without the matter having been discussed in such proxy.

Cost of Solicitation

The cost of soliciting proxies will be borne by the company. We have contracted with Automatic Data Processing, Inc. (ADP) to provide Internet and telephone voting service for our direct shareholders of record. We ask banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and we have agreed to reimburse reasonable out-of-pocket expenses incurred. In addition to solicitations by mail, regular associates of the company, may, without extra remuneration, solicit proxies personally or by telephone.

Other Business

Management does not know of any other matter or business that may be brought before the meeting; but if any other matter or business properly comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/S/ Kenneth W. Stecher

Kenneth W. Stecher

Secretary

March 28, 2007

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